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Exhibit 3.1

CLOUD PEAK ENERGY INC.

CERTIFICATE OF INCORPORATION

Pursuant to Section 102 of the
DELAWARE GENERAL CORPORATION LAW

        The undersigned, in order to form a corporation pursuant to Section 102 of the DELAWARE GENERAL CORPORATION LAW, does certify:

FIRST

        The name of the Corporation is Cloud Peak Energy Inc.

SECOND

        The address of the Corporation's registered office in the state of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company, in the County of New Castle.

THIRD

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DELAWARE GENERAL CORPORATION LAW.

FOURTH

        The total number of shares that the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $0.01 per share.

FIFTH

        The name and mailing address of the Incorporator is as follows:

Shannon S. Crompton
1343 South 1800 East
Salt Lake City, Utah 84108-2217

SIXTH

        The Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

SEVENTH

        Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall otherwise provide.

EIGHTH

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware GENERAL CORPORATION LAW; or (iv) for any transaction from which the Director derived an improper personal benefit. If the DELAWARE GENERAL CORPORATION LAW is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DELAWARE GENERAL CORPORATION LAW as so amended. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article EIGHTH shall not be deemed exclusive or in limitation of any other rights to which directors, officers, or others may be entitled under any By-Laws, agreement, vote of stockholders or disinterested directors, or otherwise.

NINTH

        Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation, or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the DELAWARE CODE, or on the application of trustees in dissolution, or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the DELAWARE CODE, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors and/or on all of the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

TENTH

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, under penalties of perjury, I have hereunto set my hand this 31st day of July 2008, and I affirm that the foregoing Certificate of Incorporation is my act and deed and that the facts stated therein are true.

/s/ SHANNON S. CROMPTON SHANNON S. CROMPTON Incorporator

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  Exhibit 3.1
CLOUD PEAK ENERGY INC. CERTIFICATE OF INCORPORATION Pursuant to Section 102 of the DELAWARE GENERAL CORPORATION LAW